Exhibit 99(a)

GNI HONG KONG SHARE PURCHASE AGREEMENT

This GNI HONG KONG SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of October 27, 2023, by and between GNI Hong Kong Limited, a company incorporated under the laws of Hong Kong with limited liability (“Seller”) and GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“Buyer”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, pursuant to (i) that certain Business Combination Agreement, dated as of December 26, 2022, and amended on March 29, 2023 and August 30, 2023 (as amended, the “Business Combination Agreement”), by and among Catalyst Biosciences, Inc., a Delaware corporation (“Parent”), Buyer, Seller, GNI USA, Inc., a Delaware corporation, Shanghai Genomics, Inc., a company organized under the laws of the People’s Republic of China, the Minority Holders and Continent Pharmaceuticals, Inc., a Cayman Islands company limited by shares (the “Company”), the parties intend to effect the contribution of the interests in each of the Company and Further Challenger International Ltd., a company incorporated and existing under the laws of the British Virgin Islands, to Parent in exchange for either, or a combination of, shares of common stock, par value $0.001 per share (the “Parent Common Stock”), or shares of Series X Convertible Preferred Stock, par value $0.001 per share (the “Parent Series X Preferred Stock”), of Parent, on the terms and subject to the conditions set forth therein and (ii) that certain Asset Purchase Agreement, dated as of December 26, 2022, and amended on March 29, 2023 (as amended, the “Asset Purchase Agreement”), by and among Parent, Buyer and Seller (together, the “F351 Sellers”), the F351 Sellers sold to Parent, and Parent purchased from the F351 Sellers, the Purchased Assets (as defined in the Asset Purchase Agreement), in exchange for the issuance to Buyer and Seller of a combination of Parent Common Stock and Parent Series X Preferred Stock (collectively, the “Transactions”);

WHEREAS, Seller holds 5,371,304 shares of Parent Common Stock and 10,577 shares of Parent Series X Preferred Stock (collectively, the “Shares”); and

WHEREAS, in connection with the Transactions, Seller desires to sell, and the Buyer desires to purchase, the Shares, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Sale and Purchase. On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells with full title guarantee, and Buyer does hereby buy from Seller, all of Seller’s right, title and interest in and to the Shares, both beneficial and legal, effective as of the date hereof (the “Sale”) for an aggregate purchase price of $54,626,653 (the “Purchase Price”). Buyer shall deliver to the Seller an amount equal to the Purchase Price. Seller shall deliver to Buyer on the date hereof in connection with the Sale a stock transfer form in relation to the Shares, duly executed.

2.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer:

(a)          Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Hong Kong.

(b)          Authority. Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) shall constitute Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)          Ownership and Transferred Interests. Seller has valid, good, and marketable title to the Shares and such Shares are free and clear of all liens. Seller has the unrestricted right to contribute, sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to the Shares without penalty or other adverse consequences.

3.          Representations and Warranties of the Buyer. Buyer hereby represents and warrants to Seller:

(a)          Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Japan.

(b)          Authority. Buyer has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Buyer has obtained all necessary limited liability company approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) shall constitute Buyer’s legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c)          Accredited Investor Status. Prior to the date of this Agreement, Buyer is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

4.          Further Assurances. Seller and Buyer agree to execute any and all documents and instruments of transfer, assignment, assumption, or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

5.          Entire Agreement. This Agreement, the Business Combination Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

6.          Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective legal representatives, successors and assigns.

7.          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

8.          Headings. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.          Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

10.          Governing Law; Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

GNI HONG KONG LIMITED

By:	/s/ Thomas Eastling
Name:	Thomas Eastling
Title:	Director

GNI GROUP LTD.

By:	/s/ Ying Luo, Ph.D.
Name:	Ying Luo, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to GNI Hong Kong Share Purchase Agreement]